EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Plymouth Industrial REIT, Inc. on Form S-8 (FILE NO. 333-218735) of our report dated March 8, 2018, with respect to our audits of the consolidated financial statements and schedule of real estate and accumulated depreciation of Plymouth Industrial REIT, Inc. as of December 31, 2017 and 2016 and for the years then ended, which report is included in this Annual Report on Form 10-K of Plymouth Industrial REIT, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

Boston, Massachusetts

March 8, 2018